Cyalume Technologies Announces Acquisition of Combat Training Solutions

WEST SPRINGFIELD, Mass., December 22, 2011 (GLOBE NEWSWIRE) — Cyalume Technologies Holdings, Inc. (OTCBB:CYLU), today announced that it has completed the acquisition of Combat Training Solutions, Inc. (CTS) for a $1.0 million consideration split evenly between cash and stock plus an earn-out based on 2012 and 2013 performance.  CTS is a leading developer and manufacturer of non-pyrotechnic, proprietary battlefield effects simulator products and complementary training services.

CTS, based in Colorado Springs, Colorado, provides customers with realistic training simulation devices and their associated consumables.  These products allow military and law enforcement professionals to maintain operational readiness through safe, live training and hands-on situational exercises.  CTS has been awarded a number of military contracts in recent years including the U.S. Army PEO STRI’s CARTS (Common Army Ranges and Target Systems) contract and the 120th Infantry Support Brigade program management and exercise support services contract.  CTS is expected to generate in excess of $3.4 million of revenue and $0.5 million of EBITDA in 2011.

The acquisition of CTS augments Cyalume’s market-leading position in the non-explosive training and munitions market by introducing a collection of new technologies, as well as complementary products that can be enhanced through the integration of Cyalume’s unique chemical-light technology.  Together, the companies will continue developing new products that safely and realistically simulate non-pyrotechnic explosions for training and tactical applications.  The opportunity to increase its presence in the training and tactical markets supplements Cyalume’s long-term strategy of expanding its business into related fields where its technical expertise can be fully leveraged.  With increased access to end-users through CTS’ contract vehicles and customer base, Cyalume will be better positioned to introduce its innovative technology directly to military and law enforcement agencies.

 “We are very excited to join forces with Tony Colón and his team at CTS to form a leading, non-pyrotechnic battlefield training and tactical solutions provider,” said Derek Dunaway, president and CEO of Cyalume.  “With CTS as our partner, we will be able to expand and leverage the applications we have developed for non-pyrotechnic munitions into the broader training and simulation market.  The CTS acquisition represents an extension and acceleration of Cyalume’s strategy to bring our technology into a wide array of products that allow for safer yet still highly realistic training to our armed forces. ”

Tony Colón, president and CEO of CTS, said, “This transaction represents a landmark opportunity for CTS to gain access to the resources necessary to capture the emerging opportunities that we are seeing in the global battlefield simulation training market.  The combined organizations’ technology platform and sales channels will ensure that we are well-positioned for continued growth.”

The cash consideration portion of the transaction will be paid from Cyalume’s working capital. The transaction was unanimously approved by the boards of directors of both companies.

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About Cyalume Technologies, Inc.

Cyalume Technologies is the world leader in chemiluminescent (chemical-light) technology, producing different variations of chemical-light products in all light wavelengths for the ammunition, military and public safety markets. The products provide dependable light solutions for training and battlefield operations, safety and emergency demands and non-toxic munitions alternatives. Cyalume is the exclusive supplier to the U.S. and NATO-country militaries for all of their chemical-light needs and operates manufacturing facilities in the U.S. and France. Through its subsidiary Cyalume Specialty Products, Cyalume manufactures all of its active chemical components in the U.S. The Company has strategic partnerships with Rheinmetall Waffe Munition, GmbH, General Dynamics and Fiocchi Ammunition.

The Cyalume Technologies Holdings, Inc. logo is available at:

http://www.globenewswire.com/newsroom/prs/?pkgid=8101

About Combat Training Solutions, Inc.

Combat Training Solutions, Inc. (CTS) is a Service-Disabled Veteran-Owned Small Business (SDVOSB) and aHUBZone-certified company that designs, manufactures and integrates the most sophisticated Non-Pyrotechnic Battlefield Effects Simulators (BES) and Improvised Explosive Device (IED) Simulators available today.

CTS was one of the first companies to successfully harness the special effects used in the sport of paintball and adapt the technology to realistic military and law enforcement training.  Our innovative non-pyrotechnic systems enable Direct Contact Training (DCT), offering a live training experience that is more realistic and better prepares Warfighters for in-theater encounters with roadside vehicle-borne and booby-trap IEDs.

Forward-Looking Statements:

Certain statements made in this press release constitute forward-looking statements that are based on management's expectations, estimates, projections and assumptions. Words such as "expects," "anticipates," "plans," "believes," "scheduled," "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. All forward-looking statements speak only as of the date of this press release and the company does not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

Contact:

Aimee Gordon
Investor Relations
413-386-3434
agordon@cyalume.com